Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.3 to Registration Statement on Form S-4 of ION Acquisition Corp 2 Ltd. of our report dated August 4, 2021, with respect to the consolidated financial statements of Innovid Inc and its subsidiaries as of December 31, 2020 and 2019, and for the two years in the period ended December 31, 2020, which are included in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

November 5, 2021	/S/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global
Tel-Aviv, Israel